Exhibit 10.14
October 1, 2008
Mr. William T. Gates
UTi Integrated Logistics
700 Gervais Street, Suite 100
Columbia, SC 29201
Dear Bill:
Reference is made to the amended and restated employment agreement between you and UTi, Services, Inc. (together with its affiliates, the “Company”) dated October 1, 2008 (the “Employment Agreement”). All capitalized terms used but not defined herein have the meaning set forth in the Employment Agreement.
Pursuant to the terms of the Employment Agreement, unless neither party gives a Non-Renewal Notice, your employment agreement is scheduled to expire on January 31, 2011 (the actual date of termination, whether on January 31, 2011, or thereafter, is referred to in this letter as the “Termination Date”). Following the Termination Date, (a) all outstanding but unvested stock options, Retention RSUs and Performance RSUs held by you as of the Termination Date will continue to vest in accordance with their terms if all of the following conditions are met: (1) you fulfill all obligations under the Employment Agreement through the Termination Date, (2) you continue to have a formal relationship with the Company (whether as an employee (in whatever capacity), consultant or other recognized capacity) after the Termination Date and (3) you abide by all the covenants set forth in the Employment Agreement that are intended to survive the termination of the Employment Agreement (including but not limited to the confidentiality, non-compete and non-solicitation obligations). If the Company fails to offer you a formal relationship within 15 days after the Termination Date (and you have indicated in writing your interest in having such a relationship with a minimum commitment of at least 10 hours per week), then (a) all outstanding but unvested stock options and Retention RSUs held by you as of the Termination Date will vest in their entirety as of the Termination Date and (b) all Performance RSUs held by you as of the Termination Date will vest on a pro rata basis as of the Termination Date, but only to the extent the relevant performance criteria has been achieved for the full fiscal years preceding the Termination Date; provided that if no full fiscal years have been completed prior to the Termination Date, then no Performance RSUs shall vest.
In addition to the above, and notwithstanding the terms of any award agreements governing stock options, Retention RSUs and Performance RSUs held by you, if your employment is terminated by the Company prior to January 31, 2011, other than for cause, death or disability (each as defined in the Employment Agreement) (the date of such termination being referred to in this letter as the “Early Termination Date”), then (a) all outstanding but unvested stock options and Retention RSUs held by you as of the Early Termination Date will vest in their entirety as of the Early Termination Date and (b) all Performance RSUs held by you as of the Early Termination Date will vest on a pro rata basis as of the Early Termination Date, but only to the extent the relevant performance criteria has been achieved for the full fiscal years preceding the Early Termination Date; provided that if no full fiscal years have been completed prior to the Early Termination Date, then no Performance RSUs shall vest.
For the purpose of clarity, except as set forth in the Employment Agreement, you shall not be entitled to any other rights or benefits as a result of the Company not continuing to have a formal relationship with you after the Termination Date, and this letter does not obligate the Company in any way to maintain a relationship with you following the Termination Date. Section 23 of the Employment Agreement shall apply equally to the benefits provided under this letter as if such benefits had been payable under the Employment Agreement.
Regards,
Roger I. MacFarlane